UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

COMPASS DIVERSIFIED HOLDINGS

(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED

HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sixty One Wilton Road

Second Floor

Westport, CT 06880

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent divestiture of one such business.

Halo Holding Corporation

On May 1, 2012, the Company entered into a Stock Purchase Agreement (the “Halo Purchase Agreement”) with Candlelight Investment Holdings, Inc., a Delaware corporation (the “Buyer”), pursuant to which the Company sold all of the issued and outstanding capital stock of Halo Holding Corporation (“Halo”) to Buyer. The total enterprise value for Halo was $76.5 million.

The transaction is subject to customary escrow requirements and adjustment for certain changes in the working capital of Halo. The Halo Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.

At the closing, the Company received approximately $66.4 million in cash in respect of its debt and equity interests in Halo and for the payment of accrued interest and fees after payments to non-controlling shareholders and payment of all transaction expenses. An additional $0.7 million of proceeds is being held in escrow pending resolution of the matters for which these funds are being withheld. In addition, Halo is expected to receive a tax refund of approximately $1.0 million from the recording of transaction expenses incurred in connection with the transaction, which refund, according to the terms of the Halo Purchase Agreement, will be distributed pro rata to its equity holders. The Company does not anticipate paying a profit allocation due to the Company’s manager, Compass Group Management LLC, for this sale. It is anticipated that CODI will not recognize a significant gain or loss for the fiscal quarter ending June 30, 2012 as a result of the sale of Halo. The net proceeds were used to repay outstanding debt under the Company’s revolving credit facility.

The CODI’s shareholders of record on May 1, 2012 will be allocated their share of the gain (loss) resulting from the sale of the Company’s interest in Halo.

Shareholders are encouraged to consult with their own tax advisors with respect to the application of tax laws to their particular circumstances.

The foregoing brief description of the Halo Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Halo Purchase Agreement itself, which is attached hereto as Exhibit 2.1. The Halo Purchase Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about CODI, the Buyer or any other party to the Halo Purchase Agreement. The representations, warranties and covenants contained in the Halo Purchase Agreement were made solely for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Halo Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Halo Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Halo Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CODI, the Buyer or any other party to the Halo Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Halo Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of CODI, the Buyer or any other party to the Halo Purchase Agreement.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited condensed combined pro forma balance sheet of Compass Diversified Holdings at December 31, 2011 and notes thereto and the unaudited condensed combined pro forma statements of operations for the years ended December 31, 2011, 2010 and 2009 and notes thereto are filed as Exhibit 99.1 hereto and incorporated by reference herein.

(d) Exhibits.

2.1	Stock Purchase Agreement dated May 1, 2012, among Candlelight Investment Holdings, Inc., Halo Holding Corporation, Halo Lee Wayne, LLC and each of the holders of equity interests of Halo Lee Wayne, LLC listed on Exhibit A thereto (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to this Stock Purchase Agreement have been omitted; exhibits and schedules will be supplementally provided to the SEC upon request)

99.1	Unaudited Condensed Combined Pro Forma Balance Sheet of Compass Diversified Holdings at December 31, 2011 and notes thereto and Unaudited Condensed Combined Pro Forma Statements of Operations for the years ended December 31, 2011, 2010 and 2009

99.2	Press Release of the Company dated May 2, 2012 announcing the sale of Halo Holding Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2012	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Regular Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2012	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Chief Financial Officer

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